Exhibit 99.2

Aegerion Pharmaceuticals, Inc. Unaudited Pro Forma Combined

Consolidated Financial Statements

On January 9, 2015, Aegerion Pharmaceuticals, Inc. (the “Company”) consummated the previously announced purchase of certain assets and rights associated with the biological product metreleptin for injection (the “Product”), which is marketed as MYALEPT® in the United States, and the sourcing, manufacture and exploitation thereof, from Amylin Pharmaceuticals, LLC (the “Seller”) and AstraZeneca Pharmaceuticals LP, an affiliate of the Seller, and assumed certain liabilities pursuant to an asset purchase agreement dated November 5, 2014.

The Company’s unaudited pro forma combined consolidated financial statements as of and for the year ended December 31, 2014 are based on the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2014 (as filed with the Securities and Exchange Commission (the “SEC”) in its annual report on Form 10-K on March 2, 2015 (“Annual Report”)), combined and consolidated with the audited abbreviated statement of assets acquired and liabilities assumed and the net revenues and direct expenses of the Product as of and for the eleven months ended December 31, 2014, as filed as Exhibit 99.1 to the Company’s Amendment No. 1 to the Current Report on Form 8-K/A dated March 25, 2015 (the “Amendment No. 1 to the Current Report on Form 8-K/A”) after giving effect to the Company’s acquisition of certain operational assets and certain liabilities relating to the business of the Product (the “MYALEPT Business”), and includes the assumptions and adjustments as described in the accompanying notes hereto.

The unaudited pro forma combined consolidated balance sheet is presented as if the acquisition of the Myalept Business had occurred on December 31, 2014. The pro forma statement of operations for the year ended December 31, 2014, gives effect to the acquisition as if it occurred on January 1, 2014. The unaudited pro forma combined consolidated financial statements are not intended to represent or be indicative of the consolidated financial condition of the proposed combined entity that would have been reported if the acquisition had been consummated on January 1, 2014. In addition, the unaudited pro forma combined consolidated financial statements do not purport to project the future financial position of the consolidated company as of the end of its fiscal year ending December 31, 2014, or of any other future periods.

The unaudited pro forma combined consolidated balance sheet has been prepared using the purchase method of accounting. The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition, which are based on estimates and assumptions of the Company, the consideration paid and the entries to record the direct transaction costs incurred are reflected therein. As explained in more detail in the accompanying notes to the unaudited pro forma combined consolidated financial statements, the total purchase price of approximately $325 million to acquire the Myalept Business has been allocated to the assets acquired and assumed liabilities of the MYALEPT Business based upon preliminary estimated fair values at the date of acquisition. Independent valuation specialists have conducted analyses in order to assist management of the Company in determining the fair values of the selected assets and liabilities. The Company’s management is responsible for these internal and third party valuations and appraisals. The Company is continuing to finalize the valuations of these net assets. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the appraisals and other valuation analyses, which will be completed prior to the Company’s filing of its Annual Report on Form 10-K with the SEC for its fiscal year ended December 31, 2015. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the financial results of the Company.

The unaudited pro forma combined consolidated financial statements of the Company and the MYALEPT Business have been provided to comply with the presentation of certain financial information relating to the Product in satisfaction of the requirements of Rule 3-05 of Regulation S-X, as required to be filed pursuant to Items 9.01(a) and 9.01(b) of Form 8-K. Historically, the MYALEPT Business had not maintained certain distinct and separate accounts from other products at AstraZeneca Pharmaceuticals LP. Consequently, full separate financial statements did not exist.

The unaudited pro forma combined consolidated financial statements of the Company and the MYALEPT Business should be read in conjunction with the Current Report on Form 8-K filed on January 9, 2015, the historical consolidated financial statements and accompanying notes thereto of the Company contained in its Annual Report on Form 10-K for its fiscal year ended December 31, 2014, and the Product’s audited abbreviated financial statements as of and for the eleven months ended December 31, 2014, included as Exhibit 99.1 Amendment No. 1 to the Current Report on Form 8-K/A.

Aegerion Pharmaceuticals, Inc. and Myalept Unaudited Pro Forma

Combined Consolidated Balance Sheet

As of December 31, 2014

(in thousands)

	Aegerion December 31, 2014	Myalept December 31, 2014	Pro Forma Adjustments Total		Pro Forma Aegerion December 31, 2014

Assets

Current Assets:
Cash and cash equivalents	$375,937	$—	$(307,811	) (a), (e)	$68,126
Accounts receivable	17,125	—	—		17,125
Inventories	9,510	9,042	38,958	(b)	57,510
Prepaid expenses and other current assets	4,852	—	—		4,852

Total current assets	407,424	9,042	(268,853)		147,613
Property and equipment, net	4,711	—	—		4,711
Intangible assets	—	73,634	198,666	(c)	272,300
Goodwill	—	—	9,700	(d)	9,700
Other assets	5,322	—	—		5,322

Total assets	$417,457	$82,676	$(60,487)		$439,646

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,713	$—	$—		$9,713
Accrued liabilities	26,648	5,000	—		31,648
Current portion of long-term debt	3,456	—	(3,456	) (e)	—

Total current liabilities	39,817	5,000	(3,456)		41,361
Long term liabilities:
Convertible 2.0% senior notes, net	214,852	—	—		214,852
Long-term debt, net of current portion	555	—	24,445	(e)	25,000
Other liabilities	1,937	—	—		1,937

Total liabilities	257,161	5,000	20,989		283,150
Aquired net assets and liabilities	—	77,676	(77,676	) (f)	—
Stockholders’ equity	160,296	—	(3,800	) (a)	156,496

Total liabilities and stockholders’ equity	$417,457	$82,676	$(60,487)		$439,646

See accompanying notes to pro forma financial statements.

Aegerion Pharmaceuticals, Inc. and Myalept Unaudited Pro Forma

Combined Consolidated Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Aegerion Year ended December 31, 2014	Myalept Eleven months ended December 31, 2014	Pro Forma Adjustments Total		Pro Forma Aegerion Year ended December 31, 2014

Net product sales	$158,373	$3,377	$—		$161,750
Cost of product sales	14,370	805	14,716	(g), (h)	29,891
Operating expenses:
Selling, general and administrative	132,715	11,684	(2,287	) (g)	142,112
Research and development	37,985	5,685	—		43,670
Restructuring costs	5	—	—		5

Total costs and expenses	170,705	17,369	(2,287)		185,787

Loss from operations	(26,702)	(14,797)	(12,429)		(53,928)
Interest expense, net	(9,691)	—	(350	) (e)	(10,041)
Other expense, net	(2,093)	—	—		(2,093)

Loss before provision for income taxes	(38,486)	(14,797)	(12,779)		(66,062)
Provision for income taxes	(899)	—	—		(899)

Net loss	$(39,385)	$(14,797)	$(12,779)		$(66,961)

Net loss per common share - basic and diluted	$(1.35)				$(2.30)

Weighted-average shares outstanding - basic and diluted	29,079				29,079

See accompanying notes to pro forma financial statements.

Aegerion Pharmaceuticals, Inc. and Myalept

Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

Note 1 – Description of the Transaction and Basis of Presentation

On January 9, 2015 (the “Date of Acquisition”), Aegerion Pharmaceuticals, Inc. (the “Company”) completed its acquisition of certain operational assets and rights associated with the biological product metreleptin for injection (the “Product”), which is marketed as MYALEPT® in the United States, and the sourcing, manufacture and exploitation thereof and assumed certain liabilities. Upon the closing of the purchase transaction on January 9, 2015, the Company acquired the global rights to develop, manufacture and commercialize the Product, subject to an existing distributor license with Shionogi & Co., Ltd (“Shionogi”) covering Japan, South Korea and Taiwan, and assumed certain royalty, milestone and diligence obligations of Amylin and its affiliates related to the Product, for a total purchase price of $325 million. On the Date of Acquisition, the Company paid to AstraZeneca Pharmaceuticals LP (“AZ”) the total cash consideration from the Company’s available cash on hand.

The acquisition has been accounted for using the purchase method of accounting under generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible acquired assets and assumed liabilities of the Product business (the “MYALEPT Business”), based on their respective preliminary estimated fair values as of the Date of Acquisition.

The Company has prepared the unaudited pro forma combined consolidated financial statements as of and for the year ended December 31, 2014 using the purchase method of accounting. The estimated fair values of the acquired assets and assumed liabilities as of the Date of Acquisition, which are based on estimates and assumptions of the Company, are reflected within the pro forma adjustment entries. The unaudited pro forma combined consolidated balance sheet gives effect to the acquisition as if it had occurred on December 31, 2014 and the unaudited pro forma combined consolidated statement of operations gives effect to the acquisition as if it had occurred on January 1, 2014, inclusive of the related tax impact. See Note 2 for information on the Company’s preliminary allocation of the estimated purchase price.

Note 2- Preliminary Purchase Price Allocation

For purposes of the unaudited pro forma combined consolidated balance sheet, the $325 million purchase price has been allocated based upon a preliminary estimate of the fair value of assets acquired and liabilities assumed. The determination of the estimated fair value required management to make significant estimates and assumptions. These estimates and assumptions of the fair value allocation are preliminary and subject to change upon the finalization of the appraisals and other valuation analyses, which are in the process of being completed. Independent valuation specialists conducted a valuation to assist management of the Company in determining the estimated fair values of tangible and intangible assets. The Company’s management is responsible for these internal and third party valuations and appraisals. The work performed by the independent valuation specialists, while not yet completed and finalized, has been considered in management’s estimates of fair values reflected. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the financial results of the Company.

The preliminary estimated allocation of the fair values is as follows (amounts in thousands):

Fair value of consideration transferred:
Cash	$325,000

Preliminary purchase price allocation
Inventories	$48,000
Intangible assets	272,300
Accrued expenses	(5,000)

Total identifiable net assets	315,300
Goodwill	9,700

Total purchase price	$325,000

Note 3 – Pro Forma Adjustments

The pro forma adjustments within the unaudited pro forma combined consolidated financial statements represent the adjustments to the carrying amounts as of December 31, 2014 for certain acquired assets and assumed liabilities relating to the MYALEPT Business to reflect the preliminary purchase price allocation to assets and liabilities as of the Date of Acquisition. The pro forma adjustments to the unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2014, give effect to the acquisition as if it had been consummated at the beginning of the fiscal year presented.

Adjustments included in the column under the heading “Pro Forma Adjustments” relate to the following:

a)	To record the reduction of the Company’s cash as a result of the consideration paid to AZ of $325 million and approximately $3.8 million in estimated transaction costs.

b)	To record the preliminary purchase accounting adjustments related to assigning a fair value to the acquired inventory on the Date of Acquisition, which included, among other things, an adjustment to inventory, commonly referred to as “stepped-up value”, of approximately $39.0 million, representing the estimated capitalized manufacturing profit in acquired inventory.

c)	To record the preliminary fair value of the acquired intellectual property relating to the Product of $272.3 million, net of the value of the Product reflected in AZ’s historical financial statements of approximately $73.6 million.

d)	To record the preliminary fair value of goodwill resulting from the valuation of the net assets acquired. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually.

e)	To record the fifth loan modification agreement entered into by the Company on January 9, 2015 with Silicon Valley Bank, which was directly attributable to the acquisition of the Product. The loan amount was for $25.0 million and $4.0 million of the proceeds were used to pay off its existing outstanding loan amount and expenses for net cash proceeds of approximately $21.0 million. The additional interest expense associated with the loan was recorded as if the acquisition (and execution of the amendment of the loan) occurred on January 1, 2014 would be approximately $0.4 million.

f)	To record the elimination of the MYALEPT Business’s net assets.

g)	To record additional amortization expense related to intangible assets as if the acquisition occurred on January 1, 2014 of $14.0 million based on preliminary estimates of the useful life of the intangible assets and amortization policies, offset principally by the $2.3 million amortization of the intangible assets recorded by AZ purchase accounting that were reflected on the MYALEPT Business’ financial statements.

h)	To record the estimated step-up of the Product’s inventory from book value to preliminary fair value. The fair value step-up of inventory resulted in a $0.7 million increase in cost of sales on the pro forma combined consolidated statement of operations.

Note 4 –Accounting Policies

Inventories

Acquired inventory consists principally of raw materials, work in process and finished goods and is stated at fair market value. Acquired inventory is presented net of excess and obsolete provisions.

Intangible Assets

Identifiable intangible assets acquired include both a finite-lived intangible asset and in-process research and development. The fair value of intangible assets is based on management’s preliminary valuation as of the Date of Acquisition. Estimated useful lives (where relevant for the purposes of these unaudited pro forma combined consolidated financial statements) are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows. Such estimates are preliminary and subject to change.

•	Finite-lived intangible asset: The finite-lived intangible asset reflects the estimated value of the MYALEPT Business’s rights to the currently marketed product for commercial sale in the United States for the treatment of the complications of leptin deficiency in patients with generalized lipodystrophy. The preliminary fair value of currently marketed product of approximately $252.0 million was determined using the income approach. The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for the Product line. Indications of value were developed by discounting these cash flows to their present value at a discount rate that reflects the current return requirements of the market. The fair value of the finite-lived intangible asset was capitalized as of the Date of Acquisition and subsequently will be amortized over the estimated remaining life of the Product of approximately 18 years.

•	In-process research and development: In-process research and development represents incomplete research and development projects for the MYALEPT Business. Management estimated that approximately $20.3 million of the acquisition consideration represents the preliminary fair value of acquired in-process research and development. The fair value of in-process research and development was determined using the income approach, including the application of probability factors related to the likelihood of success of the respective products reaching final development and commercialization. It also took into consideration information and certain program-related documents and forecasts prepared by management. The fair value of in-process research and development was capitalized as of the Date of Acquisition and is subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the remaining estimated useful life of the asset. If the development process is unsuccessful, the asset associated with the specific unsuccessful project will be immediately charged to earnings.

The table below details the Company’s estimated amortization expense for the next five fiscal years and thereafter of the finite-lived intangible asset acquired by the Company:

Fiscal Year End December 31,	Amortization Expense

2015	$14,000
2016	14,000
2017	14,000
2018	14,000
2019	14,000
Thereafter	$182,000

Commitments and Contingencies

The Company did not assume any liabilities of the MYALEPT Business on the Date of Acquisition, other than a milestone payment of $5.0 million due to Rockefeller University, which the Company paid on February 24, 2015, pursuant to the original license agreement with Rockefeller University. The Company is not responsible for any other past liabilities related to matters disclosed in the statement of assets acquired and liabilities assumed of the MYALEPT Business as of December 31, 2014 (as filed as Exhibit 99.1 to Amendment No. 1 to the Current Report on Form 8-K/A).